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                   [LETTERHEAD OF LEAVY ROSENSWEIG & HYMAN]




                                                              February 27, 1998

Century Communications Corp.
50 Locust Avenue
New Canaan, CT 06840

Ladies and Gentlemen:

        We have acted as counsel to Century Communications Corp., a New Jersey corporation (the "Issuer"), in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-4 (the "Registration Statement") of the Issuer for registration under the Securities Act of 1933, as amended (the "Securities Act"), of $605 million aggregate principal amount of the Issuer's Senior Discount Notes Due January 15, 2008, Series B (the "New Notes"), issuable in connection with the exchange offer of New Notes for the Issuer's Senior Discount Notes Due January 15, 2008, Series A, which were not registered under the Securities Act (the "Existing Notes").

        In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, dated as of January 15, 1998 (the "Indenture"), among the Issuer and First Trust of California, National Association, as Trustee (the "Trustee"), pursuant to which the New Notes will be issued, the form of the New Notes, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to

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Century Communications Corp.
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original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuer.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the New Notes have been duly authorized by the Issuer and, when executed on behalf of the Issuer, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, and upon the exchange by holders of Existing Notes of Existing Notes for New Notes, will constitute valid and legally binding obligations of the Issuer entitled to the benefits provided by the Indenture, enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights and remedies generally and, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether sought in a proceeding at law or in equity).

         We are licensed to practice law in the State of New York only. The opinions set forth in this opinion letter are limited to the law of the State of New York and Federal law of the United States of America, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. With respect to matters of the law of the State of New Jersey, the opinions rely on and are given only to the extent of and subject to the qualifications set forth in the opinion of Connell, Foley & Geiser of even date herewith, a copy of which has heretofore been furnished to you, as to all matters relating to the law of the State of New Jersey. The opinion of Connell, Foley & Geiser is satisfactory in form and scope to us and we believe that you and we are entitled to rely thereon to the extent provided for therein.

         Please be advised that David Z. Rosensweig, a partner of this firm, is the Secretary and a director of the Company.

         We consent to the reference to our name under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement.

                                         Very truly yours,

                                         /s/ LEAVY ROSENSWEIG & HYMAN

                                         Leavy Rosensweig & Hyman





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